Exhibit 99.1

For Immediate Release	Contact: Gary Russell
Tuesday, March 1, 2011	713-651-4434
Key Energy Services Announces Receipt of Requisite Consents with Respect to its Tender
Offer and Consent Solicitation for its 8 3/8% Senior Notes Due 2014
HOUSTON, TX, March 1, 2011 — Key Energy Services, Inc. (NYSE: KEG) today announced that it had received, as of 5:00 p.m., New York City time, on February 28, 2011 (the “Consent Expiration Date”), tenders and consents from the holders of $421,322,000 in aggregate principal amount, or approximately 99.1%, of its 8 3/8% Senior Notes due 2014 (the “Notes”), $425,000,000 aggregate principal amount of which are currently outstanding, in connection with its previously announced cash tender offer and consent solicitation for the Notes, which commenced on February 14, 2011. In connection with the tender offer and related consent solicitation for the Notes, Key Energy Services will enter into a supplemental indenture to the indenture governing the Notes to, among other things, eliminate substantially all of the restrictive covenants and certain event of default provisions in the indenture.
The tender offer for the Notes is scheduled to expire at 12:00 midnight, New York City time, on March 14, 2011 (the “Expiration Date”). Notes tendered after the Consent Expiration Date but prior to the Expiration Date will not receive a consent payment. Notes tendered on or prior to the Consent Expiration Date may no longer be withdrawn. Holders of the Notes who tendered their Notes prior to the Consent Expiration Date are entitled to receive a consent payment of $30 per $1,000 principal amount of the Notes validly tendered and accepted for purchase, in addition to the tender offer consideration of $1,060 per $1,000 principal amount of Notes plus accrued and unpaid interest on those Notes. Key Energy Services’ obligation to accept for purchase and to pay for Notes in the tender offer is conditioned on, among other things, Key Energy Services having received replacement financing on terms acceptable to it. The settlement date for Notes tendered on or prior to the Consent Expiration Date is expected to be on or about March 4, 2011.
Any Notes not tendered and purchased pursuant to the tender offer will remain outstanding, and the holders thereof will be subject to the terms of the supplemental indenture although they did not consent to the amendments.
Key Energy Services has retained Credit Suisse Securities (USA) LLC to serve as the Dealer Manager and Solicitation Agent for the tender offer and the consent solicitation. Requests for documents may be directed to Global Bondholder Services Corporation, the Information Agent, at (866) 387-1500 or (212) 430-3774. Questions regarding the tender offer and consent solicitation may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 or (212) 538-2147.
This press release is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer and consent solicitation is being made solely by the Offer to Purchase and Consent Solicitation Statement dated February 14, 2011.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning the contemplated transaction and strategic plans, expectations and objectives for future events and operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Key Energy Services expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by Key Energy Services based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Key Energy Services. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.